Exhibit 10.10

UNIT PURCHASE [AND STRUCTURING] AGREEMENT1

THIS UNIT PURCHASE [AND STRUCTURING] AGREEMENT (this “Agreement”), dated as of July ___, 2021, is entered into by and among, Kingfishers L.P., a Delaware limited partnership and Kingstown 1740 Fund, LP a Delaware limited partnership, each located at 34 East 51st Street, 5th Floor, New York, NY 10022 (each a “Seller” and collectively, the “Sellers”)2, [___], a [●] located at [●] (the “Buyer”), Inflection Point Holdings LLC, a Cayman Islands limited liability company (the “Company”), the Company’s manager, Kingstown Capital Management, LP (the “Manager”) [and, solely for purposes of Section 6 and Section 26, Inflection Point Acquisition Corp. a Cayman Islands exempted company (“IPAC”)].

WHEREAS, Kingfisher L.P. owns [●] Class Y Units of the Company and Kingstown 1740 Fund, LP owns [●] Class Y Units of the Company;

WHEREAS, the Company is the sponsor of IPAC;

WHEREAS, IPAC is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

WHEREAS, IPAC has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (the “Registration Statement”) for its initial public offering (“IPO”) of 30.0 million units (or 34.50 million units if the underwriters of the IPO (the “Underwriters”) exercise their over-allotment option in full) at a price of $10.00 per unit (“Unit”), each comprised of one Class A ordinary share of IPAC, par value $0.0001 per share (the “Class A Shares”), and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A Share at an exercise price of $11.50 per share (the “Warrants”);

WHEREAS, following effectiveness of the Registration Statement, IPAC may increase the base number of Units to be sold in the IPO by up to 20% (such increase, an “Upsizing”) which will be subject to the Underwriter’s over-allotment option;

WHEREAS, the Buyer has expressed an interest in purchasing in the IPO (on behalf of itself or a purchase by one of its affiliates) [the lesser of [●] Units and] [●]% of the total number of Units to be sold by IPAC in the IPO [excluding any securities sold as part of an Upsizing or pursuant to the exercise of the Underwriters’ over-allotment option] (the “Indicated Units”);

[1]	Language in square brackets is used in one or more, but not all, of the agreements entered into with anchor investors.
[2]	For certain agreements, there is only one Seller and appropriate conforming changes were made throughout the document.

WHEREAS, following the closing of the IPO (the “IPO Closing”), IPAC will seek to identify and consummate a Business Combination;

WHEREAS, the Company initially purchased 7,187,500 Class B ordinary shares of IPAC, par value $0.0001 per share (the “Founder Shares”), comprising all of IPAC’s issued and outstanding Class B ordinary shares, up to 937,500 of which were subject to forfeiture to the extent the Underwriters do not exercise their over-allotment option in full;

WHEREAS, on March 5, 2021, IPAC effected a 1.2 to 1 share recapitalization with respect to its Class B ordinary shares, as a result of which the Company now owns 8,625,000 Founder Shares, comprising all of IPAC’s issued and outstanding Class B ordinary shares, up to 1,125,000 of which are subject to forfeiture to the extent the Underwriters do not exercise their over-allotment option in full (which amounts shall be increased to 10,350,000 and 1,350,000, respectively, upon an Upsizing in full);

WHEREAS, the Founder Shares are convertible into Class A Shares, and the holders thereof are entitled to registration rights, on the terms and conditions described in the Registration Statement and the exhibits thereto;

WHEREAS, the Company will enter into a Private Placement Warrants Purchase Agreement with IPAC pursuant to which IPAC will issue and sell to the Company, on a private placement basis, an aggregate of 6,250,000 private placement warrants (“Private Placement Warrants” and together with the Founder Shares, the “Risk Capital”) (or 7,150,000 Private Placement Warrants if the Underwriters’ over-allotment option is exercised in full), or up to 7,450,000 Private Placement Warrants upon an Upsizing in full (or up to 8,530,000 Private Placement Warrants if the Underwriters’ over-allotment option is exercised in full in connection with an Upsizing in full), each exercisable to purchase one Class A Share at an exercise price of $11.50 per share, at a purchase price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,250,000 (or $7,150,000 if the Underwriters’ over-allotment option is exercised in full), or up to $7,450,000 upon an Upsizing in full (or up to $8,530,000 if the Underwriters’ over-allotment option is exercised in full upon an Upsizing in full);

WHEREAS, the Private Placement Warrants are identical to the Warrants included in the Units except as described in the Registration Statement and the exhibits thereto;

WHEREAS, the Founder Shares and Private Placement Warrants are subject to restrictions on transfer as described in the Registration Statement and the exhibits thereto;

WHEREAS, pursuant to the terms of the Second Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”), each Class Y Unit of the Company (the “Class Y Units”) represents the economic benefit of one Founder Share owned by the Company or the proceeds of disposition thereof owned by the Company;

WHEREAS, each Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from each Seller, that number of Class Y Units set forth opposite such Seller’s name on the Schedule of Sellers hereto, an aggregate [●] Class Y Units (collectively, the “Purchased Units”), subject to the terms and conditions set forth herein;

WHEREAS, subject to certain exceptions, the Operating Agreement prohibits transfers of Units without the consent of the Manager, and the Manager, on behalf of the Company, wishes to consent to the Transfer of the Purchased Units from the Sellers to the Buyer, subject to the terms and conditions set forth herein; [and]

[WHEREAS, in consideration of the Sellers structuring IPAC and the Company and facilitating the IPO, the Sellers will charge the Buyer, and the Buyer wishes to pay each Sellers, that amount set forth opposite such Seller’s name on Exhibit A hereto, an aggregate of $______________ (the “Structuring Fee”); and]

WHEREAS, capitalized terms used but not defined herein have the meanings given to them in the Operating Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase, Sale and Delivery of Purchased Units; Forfeiture.

(a) Purchase and Sale

(i) Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1(a)(ii)), each Seller, severally, but not jointly, shall sell, transfer and assign to the Buyer, and the Buyer shall purchase from each Seller, all of each Seller’s right, title and interest in and to the Purchased Units set forth opposite such Seller’s name on the Schedule of Sellers (such amount with respect to each Seller, the “Sold Units”) for the purchase price set forth opposite such Seller’s name on the Schedule of Sellers (such amount with respect to each Seller, the “Purchase Price”).

(ii) Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Purchased Units contemplated hereby shall take place at a closing (the “Closing”) to be held promptly following the execution of this Agreement[, but in any event no earlier than two business days following notice from the Sellers of such proposed closing date] (the “Closing Date”) at the offices of White & Case LLP, or at such other place or on such other date as the Buyer and the Sellers may mutually agree upon in writing. At the Closing, (i) the Buyer shall pay to each Seller such Seller’s respective Purchase Price for the Sold Units to be sold to the Buyer at the Closing set forth opposite such Seller’s name on the Schedule of Sellers, by wire transfer of immediately available funds to an account designated by such Seller to the Buyer and (ii) each Seller shall deliver to the Buyer such Seller’s Sold Units to be sold to the Buyer at the Closing set forth opposite such Seller’s name on the Schedule of Sellers, free and clear of all Encumbrances (as defined herein).

(iii) Unless the Buyer otherwise agrees in writing, in the event the sale of the Class Y Units or the IPO is not consummated for any reason by ________________, 2021, this Agreement shall thereafter have no force or effect, the Sellers shall promptly return or cause to be returned to the Buyer their respective Purchase Prices [and shares of the Structuring Fee], without interest thereon or deduction therefrom and the Buyer shall promptly return to each Seller for no consideration such Seller’s Sold Units.

(b) Conditions and Forfeiture. If the Buyer does not submit to the Underwriter(s), and maintain through the IPO Closing, a firm order to purchase in the IPO [at least] the amount of the Indicated Units at a price of $10.00 per Unit, the Buyer shall promptly return to each Seller such Seller’s Sold, each Seller shall promptly return or cause to be returned to the Buyer their respective Purchase Prices [and shares of the Structuring Fee], without interest thereon or deduction therefrom, and this Agreement shall thereafter have no force or effect. [The Sellers, the Company and the Manager acknowledge and agree that (i) if the Buyer submits to the Underwriter(s), and maintains through the IPO Closing, a firm order to purchase in the IPO the amount of the Indicated Units at a price of $10.00 per Unit and (ii) IPAC does not issue the amount of the Indicated Units to Buyer despite Buyer maintaining the firm order to purchase described in the immediately preceding clause (i), then Buyer shall not be obligated to return to the Sellers any Purchased Units or forfeit any Purchased Units.]

2. Manager Consent. Subject to the terms and conditions set forth herein, the Manager, on behalf of the Company, with effect as of the Closing Date, hereby consents to the Transfer of the Purchased Units from the Sellers to the Buyer in accordance with the terms of the Operating Agreement.

3. Representations and Warranties of Seller. Each Seller, severally and not jointly, represents and warrants to the Buyer and, except with respect to Section 3(d)(i), the Manager and the Company, with respect to only itself that:

(a) Such Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction).

(b) Such Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby.

(c) All action on the part of such Seller necessary for the execution and delivery of this Agreement, the performance of all obligations of such Seller under this Agreement to be performed as of the Closing, and the sale and delivery of such Seller’s Sold Units has been taken or will be taken prior to the Closing, as applicable.

(d) This Agreement, when executed and delivered by such Seller, shall constitute the valid and legally binding obligation of the Seller, enforceable against such Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) (i) Such Seller’s Sold Units have been duly authorized, are validly issued, fully paid and non-assessable, (ii) are owned of record and beneficially by such Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”), and (iii) upon consummation of the transactions contemplated by this Agreement, the Buyer shall own such Seller’s Sold Units, free and clear of all Encumbrances.

(f) The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to such Seller, in each case (other than clause (i)) which would have a material adverse effect on such Seller or its ability to consummate the transactions contemplated by this Agreement.

(g) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Seller in connection with the consummation of the transactions contemplated by this Agreement.

(h) Neither such Seller, nor to its knowledge, any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Sold Units.

(i) Assuming the accuracy of the Buyer’s representations and warranties set forth herein, no registration under the Securities Act is required for the offer and sale of the Sold Units by such Seller to the Buyer as contemplated hereby.

(j) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such Seller, threatened against or by such Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(k) [The Company will have by the IPO Closing registration rights in the Founder Shares held by the Company pursuant to that certain registration rights agreement to be entered into between the Company and IPAC which has been filed with the SEC as an exhibit to the Registration Statement (the “Registration Rights”). The Buyer will be able to avail itself of the Registration Rights, but only to the extent provided therein once the Purchased Units are (i) no longer subject to the lock-ups described in the Registration Statement and (ii) distributed to the Buyer as described in the Operating Agreement, provided, however, that to the extent the Company exercises any such Registration Rights prior to the occurrence of the events specified in clauses (i) or (ii), the Buyer will be bound by such exercise.]

(l) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

(m) [Neither such Seller, nor, to the knowledge of such Seller, any manager, managing member, officer, agent, employee, affiliate or other person acting on behalf of such Seller is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and such Seller has instituted and maintains policies and procedures to ensure compliance therewith. No part of the Purchase Price will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(n) The operations of such Seller are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving such Seller with respect to the Money Laundering Laws is pending or, to the best knowledge of such Seller, threatened.

(o) Neither such Seller, nor, to the knowledge of such Seller, any manager, managing member, officer, agent, employee or affiliate of such Seller (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the Purchase Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity. In the preceding three years, except as is not material to the analysis under any Sanctions, such Seller has not engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does such Seller have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

(p) None of such Seller or, to the knowledge of such Seller, any manager, managing member or officer of such Seller has violated: (a) the Bank Secrecy Act, as amended, (b) the Money Laundering Laws, or (c) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.]

(q) Except for the specific representations and warranties contained in this Section 3, such Seller has not made, does not make or shall not be deemed to make any other express or implied representation or warranty with respect to the Company, this offer and sale, IPAC, the proposed IPO or a potential Business Combination, and such Seller disclaims any such representation or warranty. [Such Seller acknowledges and agrees that, except for the specific representations and warranties contained in Section 4, Buyer has not made, does not make or shall not be deemed to make any other express or implied representation or warranty with respect to Buyer, this transaction, this Agreement, the proposed IPO or a potential Business Combination, and such Seller and its affiliates have not relied on and are not relying on any representation or warranty of Buyer except for those expressly set forth in Section 4 of this Agreement.]

4. Representation and Warranties of the Buyer. The Buyer represents and warrants to each Seller, the Manager and the Company as follows:

(a) The Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b) The Buyer has full power and authority to enter into this Agreement. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Buyer.

(c) This Agreement has been duly executed and delivered by the Buyer and this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, if applicable, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Buyer, in each case (other than clause (i)), which would have a material adverse effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement.

(e) This Agreement is made with the Buyer in reliance upon the Buyer’s representation to the Sellers, the Manager and the Company, which by the Buyer’s execution of this Agreement, the Buyer hereby confirms, that the Purchased Units will be acquired for investment for the Buyer’s own account or an account that is under the direction and control of the Buyer or one of its affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, the Buyer further represents that the Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Units. If the Buyer was formed for the specific purpose of acquiring the Purchased Units, each of its equity owners is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) The Buyer has had an opportunity to discuss the Company’s and IPAC’s business, management, financial affairs and the terms and conditions of the Class Y Units, as well as the terms and conditions of the IPO and the Founder Shares with the Company’s and IPAC’s management. The Buyer has reviewed the Registration Statement and understands the terms and conditions of the Founder Shares.

(g) The Buyer understands that the offer and sale of the Purchased Units to the Buyer has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Purchased Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Purchased Units indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that none of the Sellers, the Manager, or the Company has any obligation to register or qualify the Purchased Units for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Units, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Sellers and the Company are under no obligation and may not be able to satisfy. The Buyer acknowledges that IPAC filed the Registration Statement for its proposed IPO with the SEC for review. The Buyer understands that the offer and sale of the Purchased Units is not, and is not intended to be, part of the IPO, and that the Buyer will not be able to rely on the protection of Section 11 of the Securities Act with respect to such Purchased Units.

(h) The Buyer understands that no public market now exists for the Purchased Units or the securities of IPAC underlying the Purchased Units, and that none of the Sellers, the Company or the Manager has made any assurances that a public market will ever exist for the Purchased Units or the securities of IPAC underlying the Purchased Units.

(i) The Buyer understands that its agreement to purchase the Purchased Units involves a high degree of risk which could cause the Buyer to lose all or part of its investment, and that the Company will vote the Founder Shares in favor of the Business Combination.

(j) The Buyer is an “accredited investor” as defined by Rule 501(a) of Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the Buyer’s investment in the Purchased Units, of making an informed investment decision with respect thereto, and has the ability and capacity to protect the Buyer’s interests.

(k) If the Buyer is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”)), the Buyer hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Class Y Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Units. The Buyer’s purchase and payment for and continued beneficial ownership of the Purchased Units will not violate any applicable securities or other laws of the Buyer’s jurisdiction.

(l) The Buyer acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to IPAC and the Company.

(m) The Buyer has, or as of the Closing will have, available to it sufficient funds to satisfy its obligations under this Agreement.

(n) The Buyer is neither a person associated nor affiliated with Citigroup Global Markets Inc. or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that is participating in the IPO.

(o) The Buyer recognizes that no federal, state or foreign agency has reviewed, recommended or endorsed the purchase of the Purchased Units or any facts or circumstances related thereto.

(p) The Buyer understands that no certificates will be issued representing the Purchased Units and that the Purchased Units are not transferrable except in accordance with the Operating Agreement of the Company, which Operating Agreement restricts the transferability of the Purchased Units.

(q) Any sales, transfers, or other dispositions of the Purchased Units by the Buyer, if any, will be made in compliance with the Securities Act and all applicable rules and regulations promulgated thereunder.

(r) The Buyer represents and warrants, to the best of the Buyer’s knowledge and solely with respect to its purchase of the Purchased Units hereunder, that no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, is entitled to any compensation in connection with the transactions contemplated by this Agreement.

(s) [Except for the specific representations and warranties contained in this Section 4, Buyer has not made, does not make or shall not be deemed to make any other express or implied representation or warranty with respect to Buyer, this transaction, this Agreement, the proposed IPO or a potential Business Combination, and Buyer disclaims any such representation or warranty.]

5. [Representations and Warranties of the Company. The Company represents and warrants to the Buyer as follows:

(a) The Company is duly formed and validly existing as a limited liability company under the laws of the Cayman Islands.

(b) The Company has the power and authority to enter into, deliver and perform this Agreement and the agreements to be entered into therewith.

(c) All action on the part of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, has been taken or will be taken prior to the Closing, as applicable. This Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) The execution and delivery by the Company of this Agreement and the fulfillment of, and compliance with, the terms hereof by the Company, do not and will not as of the Closing Date (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s equity securities or assets under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the Operating Agreement, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

(e) There are 8,625,000 Class Y Units of the Company issued and outstanding. All of the outstanding Class Y Units have been duly authorized, are fully paid and nonassessessable and were issued in compliance with all applicable federal and state securities laws.

(f) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.]

6. Buyer Rights, Waivers and Covenants.

(a) The Buyer shall not be entitled to any registration rights with respect to Purchased Units other than the Registration Rights as a transferee of the Founder Shares owned by the Company. In addition, should the Buyer receive a distribution of any securities of IPAC held by the Company, [the Buyer agrees to execute a letter agreement with IPAC in substantially the same form as that certain letter agreement to be entered into between the Company and IPAC which has been filed with the SEC as an exhibit to the Registration Statement, if such distribution were to occur prior to the expiration of any applicable lock-up periods contained therein (and if such distribution occurs after the closing of the Business Combination, such letter agreement shall only provide for the applicable lock-ups)] /3 [the Buyer agrees to execute a letter agreement with IPAC that solely provides for a lock-up period with respect to such securities that is the same as the lock-up period applicable to such securities described in that certain letter agreement to be entered into between the Company and IPAC which has been filed with the SEC as an exhibit to the Registration Statement, provided, that such letter agreement shall apply solely to Founder Shares distributed to the Buyer and/or Class A shares issued upon conversion of Founders Shares. Notwithstanding anything to the contrary herein or in the Operating Agreement and notwithstanding any distribution of securities of IPAC to any other member of the Company, the Company shall not be required to distribute any securities of IPAC to the Buyer prior to the completion of the Business Combination].

(b) The Buyer hereby acknowledges that IPAC will establish a trust account (the “Trust Account”) containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of IPAC’s public stockholders and certain other parties (including the Underwriters of the IPO). The Buyer hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Buyer hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with any of the Sellers, the Manager, the Company or IPAC and will not seek recourse against the Trust Account for any reason whatsoever. [Notwithstanding the foregoing, nothing shall prevent the Buyer from redeeming any Class A Shares it owns pursuant to the Registration Statement.]

3 Each agreement contained either one or the other of these mutually exclusive alternate provisions.

(c) [In the event that other person(s) or institution(s) participate in the Risk Capital of IPAC (any other such person or institution an “Other Anchor”), directly or indirectly, the terms of such Other Anchor’s investment(s) shall not be more favorable than those provided to the Buyer herein (any such more favorable terms, the “More Favorable Terms”), provided that the foregoing shall not apply with respect to the terms received by any institution(s) affiliated with the Company or any officer or director of IPAC. For the avoidance of doubt, a higher ratio for any Other Anchor of the right to receive Class Y Units as compared to its required IPO indication than such ratio for the Buyer shall be considered More Favorable Terms. In the event that any such Other Anchor has More Favorable Terms, the Company shall promptly inform the Buyer of such More Favorable Terms and the Buyer shall have the right to elect to have such More Favorable Terms, in which case the parties hereto shall reflect such More Favorable Terms herein (including by amendment of this Agreement, if necessary).]

(d) In the event that IPAC seeks to raise additional funds for a prospective Business Combination in the form of a PIPE, the Buyer and/or its affiliates shall have the right, but not the obligation, to invest in and subscribe for up to ___% of the aggregate PIPE proceeds on substantially the same terms as all other investors in the PIPE.

(e) If the Buyer has submitted to the Underwriter(s), and maintained through the IPO Closing a firm order to purchase in the IPO [at least] the amount of the Indicated Units at a price of $10.00 per Unit as specified in Section 1(b), then notwithstanding anything else to the contrary herein or in the Operating Agreement, including without limitation, Section 3.4 thereof, neither the Buyer’s Class Y Units nor the Founder Shares underlying such Class Y Units shall be subject to forfeiture [nor share price triggers commonly known as “earn-outs”] for any reason, including as part of negotiating a Business Combination, without the Buyer’s prior written consent. [The Seller, the Company, the Manager and IPAC acknowledge and agree that (i) if the Buyer submits to the Underwriter(s), and maintains through the IPO Closing, a firm order to purchase in the IPO the amount of the Indicated Units at a price of $10.00 per Unit and (ii) IPAC does not issue the amount of the Indicated Units to Buyer despite Buyer maintaining the firm order to purchase described in the immediately preceding clause (i), then notwithstanding anything else to the contrary herein or in the Operating Agreement, including without limitation, Section 3.4 thereof, neither the Buyer’s Class Y Units nor the Founder Shares underlying such Class Y Units shall be subject to forfeiture for any reason, including as part of negotiating a Business Combination, without the Buyer’s prior written consent.]

(f) [In no event shall the Sellers, IPAC, the Company, the Manager or any of their respective affiliates or representatives use the name of the Buyer or any of its affiliates, or any other information that could reasonably be expected to enable identification of the Buyer or its affiliates (collectively, the “Buyer Name”) in any S-1, prospectus, other disclosure document, marketing materials, press release, tombstones or otherwise, orally or in writing, in connection with the IPO, the activities of IPAC, the business combination or otherwise, without the prior written consent of the Buyer. If, notwithstanding the foregoing, the SEC takes the position that the disclosure of the Buyer Name is required in connection with IPAC’s IPO or otherwise in connection with the transactions contemplated by this Agreement,] [IPAC or the Company may make such disclosure without the Buyer's prior written consent /4 the Buyer shall have the right to terminate this Agreement. If the Buyer elects to terminate this Agreement pursuant to this Section 6(f), the Buyer shall promptly return to each Seller for no consideration such Seller’s Sold Units, each Seller shall promptly return or cause to be returned to the Buyer their respective Purchase Prices, without interest thereon or deduction therefrom, and thereafter this Agreement shall be of no further force and effect.]

[4]	Each agreement contained either one or other of these mutually exclusive alternate provisions.

(g) [Not less than 10 (and not more than 15) days prior to making any distribution of any IPAC securities (including any securities exchangeable for or convertible into such securities) to the Buyer on account of the Class Y Units, the Company shall provide to the Buyer written notice of the number and type of securities to be distributed and the proposed date of distribution; provided that, in the event that the Company shall make an irrevocable commitment to distribute any such IPAC securities to Buyer, such advance notice period shall be not less than 70 (and not more than 90) days prior to any distribution date. The Buyer acknowledges that this Section 6(g) shall not prevent or delay the Company’s distribution of IPAC securities to any other member of the Company.]

(h) [Other than with the Buyer’s prior written consent, in no event will IPAC, the executive management team of IPAC or the Company consult with or otherwise discuss any potential Business Combination with the Buyer, or otherwise provide the Buyer with confidential information regarding IPAC or any potential Business Combination. The Buyer, the Sellers and the Company acknowledge and agree that, except to the extent the Buyer has consented to the provision of confidential information to it pursuant to the immediately preceding sentence, subject to the Buyer’s obligations under applicable securities laws with respect to the treatment of non-public information relating to IPAC and the Company, the Buyer will not be subject to any restriction or limitation on its ability to transfer, acquire or dispose of any equity securities of IPAC held by it.]

(i) [For the avoidance of doubt, paragraphs (a), (b) and (d) of this Section 6 are agreements solely between IPAC and the Buyer.]

(j) [The Company hereby grants the Buyer a right of first refusal, exercisable at the Buyer’s sole discretion, to participate in three future SPAC offerings sponsored by any entity in which the Manager, Mike Blitzer, Guy Shanon and/or Paula Sutter (or any of their respective affiliated entities) is a member, sponsor, partner, or equity holder (provided, however, that such person or affiliated entity is acting in the capacity as a managing member or in a similar capacity with respect to such entity) (a “future SPAC IPO”) on substantially the same risk capital economic terms as set forth herein, or on such other terms mutually agreed upon between the Company and the Buyer, provided that such right of first refusal shall not apply if the Buyer does not indicate an interest to purchase an amount of units in such future SPAC IPO with an aggregate dollar value equal to or greater than the aggregate dollar value of the Indicated Units, provided further, however, that the Buyer’s indication does not exceed 9.9% of the total size of such future SPAC IPO.]

(k) [If, in connection with an Upsizing, the Buyer has submitted to the Underwriter(s), and maintained through the IPO Closing, a firm order to purchase in the IPO at least the amount of the Units equal to___% of the total Units offered in the IPO after giving effect to any such Upsizing, the Buyer will have the right to purchase from Kingfishers, L.P., and should the Buyer exercise such right to purchase, Kingfishers, L.P. shall sell to the Buyer, a number of additional Class Y Units equal to the product of (1) the quotient of (i) __________ and (ii) 8,625,000 multiplied by (2) the number of additional Founder Shares issued to the Sponsor in connection with the Upsizing, at the same price per Unit as the Purchased Units.]

7. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

8. Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9. Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of the Buyer, the Sellers and the Manager or (b) by either the Buyer or the Sellers if a breach of any provision of this Agreement has been committed by the other and such breach has not been cured within 30 days following receipt by the breaching party and the Manager of written notice of such breach. Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other parties to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement.

10. [Structuring Fee. At Closing, in consideration of the Sellers structuring IPAC and the Company and facilitating the IPO, the Buyer shall pay to each Seller a structuring fee equal to that amount set forth opposite such Seller’s name on Exhibit A hereto, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer.]

11. Tax Matters.

(a) All payments by the Buyer pursuant to this Agreement shall be made without withholding or deduction for or on account of any taxes, duties, assessments or other governmental charges unless such withholding or deduction is required by applicable tax law. [If the Buyer determines that an amount is required to be deducted or withheld under applicable tax law, the Buyer shall provide at least five (5) business days’ notice of the Buyer’s determination to the applicable Seller prior to such deduction or withholding (and the notice shall include the legal authority and the calculation method for the expected deduction or withholding).] To the extent that any such amounts are so deducted or withheld and [timely] paid to the relevant tax authority, such amounts will be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such deduction and withholding was made. The Buyer acknowledges and agrees that no withholding is required under applicable U.S. federal income tax law provided that such Seller provides a properly completed and duly executed IRS Form W-9 confirming that such Seller is a United States person that is not subject to backup withholding. [The parties hereto shall use reasonable efforts to cooperate to minimize the amount of the deduction or withholding.]

(b) [The Sellers agree to furnish Buyer with properly executed and duly completed IRS Form W-9s at Closing.]

12. Expenses. Each of the Buyer, the Sellers, the Manager and the Company will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

13. Notices. Any notice or other document required or permitted to be given or delivered to the parties hereto shall be in writing and sent: (i) by e-mail, or (ii) by registered or certified mail with return receipt requested (postage prepaid) or (iii) by a recognized overnight delivery service (with charges prepaid).

If to the Company or the Manager, at:

Inflection Point Holdings LLC
34 East 51st Street, 5th Floor
New York, New York 10022
Attention: Michael Blitzer
E-mail: ops@kingstowncapital.com

With a copy which shall not constitute notice to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Joel L. Rubinstein
E-mail: joel.rubinstein@whitecase.com

If to the Buyer or the Seller, at the address set forth on the first page of this Agreement, or such other address as such shall have specified to the other parties in writing.

14. Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

15. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement, provided, however, that the Company is a third party beneficiary of this Agreement with respect to Sections 3, 4, 6, 7 and 12 through 26.

16. Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties[; provided, however, that the Buyer may assign this Agreement or any of its rights, interests or obligations hereunder to any of its affiliates at any time without the prior written approval of any other party hereto.]

17. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

19. Law Governing this Agreement. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of New York, as such laws are applied by the New York courts within the borders of such state, except with respect to the conflicts of law provisions thereof.

20. Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement [(ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii)] [and (ii)] hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

21. Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

22. Headings; Certain Definitions. The headings of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or any other legal entity and a government or any department or agency thereof.

23. Counsel. The Buyer, each Seller and the Manager acknowledge that they have been advised or have had the opportunity to consult with their own attorney, accountant, financial advisor and any other advisors regarding this Agreement and investment in the Company and the Buyer, each Seller and the Manager have each done so to the extent that they respectively deem appropriate.

24. Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

25. Confidentiality. Except [if a party hereto determines, in good faith, that disclosure of Confidential Information shall be] required by law, regulation or applicable stock exchange listing requirements (including, but not limited to, as required in IPAC’s Registration Statement pursuant to Form S-1 requirements and to clear comments from the SEC’s staff) [provided that such authorized disclosures shall not include the amount of Class Y Units, underlying Founder Shares, the Purchase Price paid by the Buyer therefore or the Structuring Fee] [or if a party discloses Confidential Information in connection with (or in the course of) of any examinations, inspections or regulatory audits that are conducted by any governmental authorities, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company,] the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement [(such information, the “Confidential Information”)] except to IPAC and its and their respective legal advisors[; provided, however that Buyer may disclose the Confidential Information to: (i) lenders and prospective lenders of Buyer or its affiliates and (ii) its and its affiliates, directors, officers (including its Chief Compliance Officer or a similar party), partners, employees, attorneys, accountants and advisors, provided, in each case that the Buyer shall use commercially reasonable efforts to direct such persons to keep the Confidential Information confidential and not publicly disclose the existence or terms of this Agreement.]

26. Counterparts[; Execution]. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. [This Agreement may be executed by an investment manager on behalf of managed funds and/or accounts and for the elimination of doubt, such fund or account shall, severally and not jointly, be the Buyer hereunder, provided, however, that each such managed fund’s or account’s rights hereunder as the Buyer shall be reduced in proportion to the fraction of the Purchased Units being purchased by such managed fund or account, such that, in the aggregate, the several managed funds and/or accounts receive no more rights hereunder than would be received by the Buyer if it were a single entity.]

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

[_____]

By
Name:
Title:

KINGFISHERS L.P.

By
Name:
Title:

Solely for Purposes of Section 6 hereof:

INFLECTION POINT ACQUISITION CORP.

By
Name:
Title:

[Signature Page to Unit Purchase [and Structuring] Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY

INFLECTION POINT HOLDINGS LLC

By:	Kingstown Capital Management, LP, its manager,
By:	Kingstown Management GP LLC, its general partner

Name:	Michael Blitzer
Title:	Managing Member

MANAGER:

KINGSTOWN CAPITAL MANAGEMENT, LP

By:	Kingstown Management GP LLC, its general partner

Name:	Michael Blitzer
Title:	Managing Member

[Signature Page to Unit Purchase [and Structuring] Agreement]

SCHEDULE OF SELLERS

Seller	Class Y Units to be Sold	Purchase Price

[Schedule of Sellers to Unit Purchase [and Structuring] Agreement]

EXHIBIT A

Structuring Fee

[Schedule of Sellers to Unit Purchase [and Structuring] Agreement]